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                                                                    EXHIBIT 4.10



                              CONTROL CERTIFICATE
                                      OF
                           YORKSHIRE CAPITAL TRUST I




     With respect to Yorkshire Capital Trust I, a statutory business trust created under the laws of the State of Delaware (the "Trust"), by the execution of that certain Trust Agreement, dated as of February 1, 1998, as the same may be amended and restated from time to time (the "Trust Agreement") among AEP Resources, Inc., as Depositor, Stephan T. Haynes, as Administrative Trustee, The Bank of New York, as Property Trustee, and The Bank of New York (Delaware), as Delaware Trustee, the Depositor hereby issues this Control Certificate to YORKSHIRE POWER GROUP LIMITED, a private limited company incorporated under the laws of England and Wales. The designations, rights, privileges, restrictions, preferences of the holder of this Control Certificate and other terms and provisions of the Control Certificate are set forth in, and shall in all respects be subject to the terms and provisions of, the Trust Agreement. The Trust will furnish a copy of the Trust Agreement to the Holder without charge upon written request to the Trust at its principal place of business or registered office.

     Upon receipt of this Control Certificate, the holder hereof is bound by the Trust Agreement and is entitled to the benefits thereunder. Receipt of this Control Certificate will not bestow on the holder hereof any economic or financial interest or obligation with respect to the Trust.
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     IN WITNESS WHEREOF, the Depositor of the Trust has executed this Control
Certificate this ____ day of February, 1998.

                              AEP RESOURCES, INC.,
                                as Depositor


                              By:   /s/ Jeffrey D. Cross
                              Title:  Vice President


AGREED AND ACCEPTED:

Yorkshire Power Group Limited,
 as holder of Control Certificate


By: /s/ Armando A. Pena
Title: Director

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